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                                                                   EXHIBIT 10.17
                              CO-PACKING AGREEMENT

     THIS CO-PACKING AGREEMENT (this "Agreement") is made and entered into as of June 3, 1999, by and between Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"), located at 248 Mokauea Street, Honolulu, Hawaii 96819, and LANGER JUICE COMPANY, INC. , a California corporation (the "Bottler"), located at 16195 Stephens Street, Industry, CA 91745, with respect to the following:

     WHEREAS, the Company has certain rights and trademarks regarding various nutriceutical beverages to be marketed under the "East Meets West XEN" label, as set forth on Exhibit A hereto, as revised from time to time by the Company in writing, (collectively, the "Products"); and

     WHEREAS, the Company wishes to arrange for the production, warehousing and shipment of the Products; and

     WHEREAS, Bottler has the ability and capacity to produce, warehouse and make the Products available for shipment;

     NOW THEREFORE, in consideration of the terms, conditions and mutual promises contained herein, the parties agree as follows:

     1.   RAW MATERIALS.

     (a) An initial list of packaging materials and ingredients (collectively, "Materials") required for the processing and packaging of the Products is set forth on Exhibit B hereto. Such list may be revised from time to time by the Company in writing at least thirty (30) days prior to any requested change in production; provided, however, that the Company shall be obligated to reimburse Bottler, within five business days following receipt of a request therefor, for the cost of any Materials previously purchased by Bottler which remain unused for ninety (90) days as a result of any such requested change in production.

     (b) A current price list for the Materials is set forth on Exhibit B hereto. Such prices shall be changed from time to time to reflect any changes (upwards or downwards) in Bottler's cost of such Materials. Bottler shall transmit to the Company a copy of any supplier's notice of price change within seven (7) business days following receipt thereof by Bottler.


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     (c)  Bottler agrees to purchase and have on hand a sufficient quantity of
Materials to meet the Company's anticipated Product demand, as set forth on the Company's forecast for such period delivered in accordance with Section 2(c) hereof. Bottler shall be responsible for ordering all Materials from the applicable supplier in order to ensure delivery before scheduled production dates. Bottler shall maintain a written inventory of Materials purchased.

     2.   PRODUCTION.

     (a) Bottler shall produce the Products using all specified Materials. Bottler agrees to process and bottle the Products at its bottling facility in accordance with the Company's written formulations and specifications. An initial list of formulations, specifications and process instructions applicable to the Products is set forth on Exhibit C hereto. Such list may be revised from time to time by the Company in writing. Following production, Bottler shall warehouse the Products and shall arrange for shipment of the Products in accordance with instructions set forth on written purchase orders received from the Company. The foregoing notwithstanding, Bottler may contract with other producers (each, a "Contract Packer") to process and bottle the Products; provided, however, that Bottler shall continue to order and arrange delivery of all Materials and assure production in accordance with the Company's formulations and specifications; and, provided further, that Bottler shall be responsible for all payments to any Contract Packer which, unless the Company otherwise agrees in writing, shall in no event affect the Company's payment obligations to Bottler hereunder. The Company shall reimburse Bottler for its actual out-of-pocket expenses in providing technical support and supervision to any such Contract Packer.

     (b) Bottler agrees to maintain written records of Materials utilized and Products produced and shipped. A copy of such records shall be delivered to the Company on a monthly basis.

     (c) At the beginning of each month, the Company shall provide Bottler with a three month rolling forecast of its requirements, which shall provide detailed estimates of the monthly quantities of Product by type, package size and flavor to be produced by Bottler. Bottler agrees to produce the Products and to keep them on hand in sufficient quantities to meet the Company's estimated requirements, as set forth on such forecasts.

     (d) In addition to purchasing all Materials as specified in Section 1 hereof, Bottler shall supply all labor, overhead expenses and equipment required for the production of the Products. All costs of production shall be funded by Bottler. Bottler shall be reimbursed for such costs through receipt of the fees described in Section 3 hereof.

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     3.   PAYMENTS. In consideration for the services to be provided by Bottler hereunder, Bottler shall be entitled to receive from the Company the following payments, in cash or shares of common stock of the Company ("Common Stock"), as provided below:

     (a) 100,000 shares of Common Stock, issuable upon placement by Bottler of purchase orders for Materials, as provided in Section 1 hereof (the "Placement Date"), subject to adjustment as provided in Section 3(d) hereof; plus

     (b) An amount per case of Products sold (the "Case Fee") equal to the sum of (i) $[Confidential treatment requested*], plus (ii) Bottler's actual cost of Materials for such Products, adjusted as provided in Section 1(c) hereof, plus
(iii) Bottler's actual shipping cost for such Products, if any. For purposes, hereof, a case shall be defined as twelve (12) twenty (20) ounce bottles or such other containers per case as the parties may agree upon. The Case Fee shall be payable (on an invoice by invoice basis) upon the earliest of (i) five (5) business days following the Company's receipt of payment of each invoice for Products shipped, (ii) 90 days following the shipment date of the invoiced Products, or (iii) one hundred twenty (120) days following the production date of such Products; plus

     (c) $[Confidential treatment requested] per case of Products sold (the "Incentive Fee"), payable quarterly in shares of Common Stock in an amount equal to (i) the aggregate number of cases sold during each such quarter, multiplied by $[Confidential treatment requested*] per case, (ii) divided by the lesser of
(A) the Market Price (as hereinafter defined) of the Common Stock, or (B) $4.00 (subject to appropriate adjustment in the event of stock dividends, stock splits and the like). The shares issuable as an Incentive Fee for any given quarter shall be issued to Bottler within 30 days following the end of the quarter for which earned; the end of the first quarter hereunder shall be deemed to be August 31, 1999. For purposes hereof, the term "Market Price" means (i) if the Common Stock is then traded on Nasdaq or any national or regional stock exchange ("Exchange Traded"), the average of the closing sales prices of the Common Stock during the period (the "Trading Period") consisting of five consecutive trading days ending on the last trading day of the applicable quarter, as reported by the principal market on which the Common Stock is then traded; (ii) if the Common Stock is not then Exchange Traded but is quoted on the OTC Bulletin Board or other similar market or is reported in the "pink sheets," the average of the closing bid and asked prices for the Common Stock during the Trading Period; and
(iii) otherwise, as determined by the Board of Directors in the good faith exercise of its discretion, which shall, if Bottler so requests, be based upon an opinion of a recognized, independent business valuation or appraisal firm (an "Appraiser"). Bottler shall be entitled to the Incentive Fee with respect to any and all Products produced by Contract Packers, provided that, unless the Company otherwise agrees in writing, the overall cost of such Products to the Company shall be no greater than if such Products had been produced by Bottler hereunder.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Confidential portions have been omitted from the public filing and have been separately filed with the Securites and Exchange Commission.

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     (d)  In the event that the Market Price of the Common Stock on the first anniversary of the Placement Date is less than $1.50 per share, the Company shall issue to Bottler, within thirty (30) days thereafter, for no additional consideration, additional shares of Common Stock (X), calculated as follows:

               X    = ($150,000 / M) - 100,000, where M equals the Market Price of the Common Stock on the first anniversary of the Placement Date.

     4. SHIPMENT. Bottler shall load the Products from its plant only as instructed by the Company. Bottler shall ship Product directly to the Company or its designee, F.O.B. the Bottler's plant, using the shipment method and carrier selected by the Company. Bottler may, in its discretion, extend credit for freight charges billed C. (I.) F., subject to reimbursement as provided in
Section 3(b) hereof. Shipments shall be made on the Company's bills-of-lading or, if such bills-of-lading have not been supplied to Bottler at the time of such shipment, on blank bills-of-lading forms. Bottler agrees to give the Company prompt notice of shipment by faxing to the Company a copy of the bill-of-lading with respect to each shipment, and to comply with all other reasonable written shipping instructions from the Company. In the event of a damage claim, Bottler agrees to reasonably cooperate with the Company to handle such claim. Responsibility for any such claim shall pass from Bottler to the Company once the Products are loaded for shipment at Bottler's plant.

     5.   CREDIT AND TERM APPROVAL; SECURITY INTEREST IN RECEIVABLES.

     (a) The Company agrees not to sell Products to any customers on credit without the prior consent of Bottler. The Company shall obtain a signed credit application from each customer to whom it proposes to extend credit, and shall transmit a copy of such application to Bottler. Bottler shall be deemed to have consented to the proposed credit extension and payment terms, unless it shall have objected thereto (or imposed a limit thereon) in writing within ten (10) business days following receipt of the application from the Company. Unless Bottler shall have otherwise notified the Company in writing, customers approved for credit on one sale shall be deemed to be approved for all subsequent credit sales within the credit limits and payment terms imposed by Bottler, or if no credit limit is imposed, up to $100,000 in aggregate sales to any one customer. For purposes hereof, the term credit shall mean any arrangement involving deferred payment following the customer's receipt of Products, unless such payment is backed by a bank letter of credit or guaranteed by a third party previously approved as a guarantor by Bottler.

     (b) Concurrently herewith, the Company is executing a security agreement and a UCC-1 Financing Statement in the form attached hereto, pursuant to which the Company is granting to Bottler a first priority security interest in any and all of the Company's receivables relating to sales of Products on credit. Bottler agrees to subordinate such security interest, if requested, to the prior interest of a bona fide third party lender to the Company.

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     6.   CONFIDENTIAL INFORMATION. It is understood and agreed that all formulations, process descriptions, packaging specifications and related technical information necessary for the fulfillment of this Agreement (collectively, "Data") are considered to be trade secrets of the Company and shall remain the exclusive property of the Company. Bottler agrees to keep the Data confidential, and to restrict the disclosure thereof to those of its employees directly and necessarily concerned with the production of the Products. Bottler also agrees that it will not disclose such information to any third parties without the written authorization of the Company. Confidential Data shall not include any information which is known in the industry generally, or which Bottler has or acquires knowledge of through sources other than the Company or its agents. Bottler's obligation to maintain the confidentiality of all Data shall survive the term of this Agreement for a period of two years; provided, however, that the confidentiality of the Company's process formulations and specifications shall survive the term of this Agreement indefinitely. Bottler agrees not to discuss any aspect of the Company's production with other companies the Bottler is servicing. Notwithstanding the foregoing, Bottler may disclose Confidential Data pursuant to a judicial decree or governmental order, provided that Bottler shall give the Company reasonable advance notice of such judicial decree or governmental order and shall cooperate with the Company in opposing same, if so requested by the Company.

     7. QUALITY CONTROL. Bottler agrees to comply with all reasonable standards of quality for the production of Products, as set forth in writing by the Company. Bottler agrees to manufacture the Products in compliance with all applicable state and federal laws, rules and regulations with respect to food products and food plant sanitation. All Materials shall be stored and processed in compliance with industry standards.

     8. RIGHT OF INSPECTION. Bottler agrees, upon prior notice from the Company received within a reasonable time, to permit technical employees or representatives of the Company to enter the processing plant at all reasonable times during normal business hours for the purpose of inspecting facilities, equipment and supplies used in the manufacturing of the Products, to take with them samples of Products and related materials and to conduct physical inventories of raw materials and finished goods. Bottler's production records with respect to the Products, including daily batch and production records, shall be open to examination and inspection by Company or its designated agent at any time during reasonable business hours upon prior notice received within a reasonable time.

     9.   REPRESENTATIONS AND WARRANTIES OF BOTTLER.

     (a) Bottler warrants that the Products shall be fit for human consumption and shall not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act or any similar state statute.

     (b) Bottler warrants that production of the Products shall be in accordance with the Company's specifications as set forth on Exhibits C hereto, as revised from time to time by the Company in writing.

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     (c)  Bottler is a corporation validly existing and in good standing under the laws of the State of California, with all requisite power and authority to enter into this Agreement. The provisions of this Agreement, and the consummation by Bottler of its obligations hereunder do not, and will not, violate any provision of Bottler's Articles of Incorporation or Bylaws, any material agreement, note, indenture or other obligation to which Bottler is a party or any statute, rule or regulation by which Bottler or its assets may be bound.

     10.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     (a) The Company owns, or has full rights to use, all formulations and Data provided to Bottler hereunder, and the use thereof in accordance with this Agreement will not violate the Federal Food Drug and Cosmetic Act or any similar state statute.

     (b) The Company is a corporation validly existing and in good standing under the laws of the State of Hawaii, with all requisite power and authority to enter into this Agreement. The provisions of this Agreement, and the consummation by the Company of its obligations hereunder do not, and will not, violate any provision of the Company's Articles of Incorporation or Bylaws, any material agreement, note, indenture or other obligation to which Company is a party or any statute, rule or regulation by which the Company or its assets may be bound.

     11.  INDEMNIFICATION.

     (a) The Company agrees to indemnify and hold Bottler harmless from and against any loss, liabilities, damages, costs or expenses (including interest, penalties and reasonable attorneys' fees), actually paid or incurred by Bottler, resulting from breach of Company's representations, warranties, covenants or other obligations set forth in this Agreement. Upon becoming aware, Bottler agrees to promptly notify Company of any problem in the quality or supply of any ingredient purchased by Bottler on behalf of Company or furnished by Company to Bottler.

     (b) Bottler agrees to indemnify and hold harmless the Company from and against any loss, liability, damages, costs or expenses (including interest, penalties and reasonable attorney's fees), actually paid by the Company resulting from and directly and proximately caused by: (i) a breach of Bottler's representations, warranties, covenants or other obligations set forth in this Agreement; and (ii) defects in workmanship furnished by or on behalf of Bottler hereunder.

     (c) Promptly after receipt by Bottler or the Company of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance") which could give rise to a right of indemnification hereunder, such party shall give the party or parties who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing the Circumstance in reasonable detail. Such Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the Circumstance. If any Indemnifying Party shall undertake to compromise or defend any such Circumstance, it shall promptly notify the party seeking

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indemnification, which party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such circumstance. All costs and expenses incurred in connection with such cooperation (other than the cost of internal personnel of the party seeking indemnification) shall be borne by the Indemnifying Party. In any event, the party seeking indemnification shall have the right at its own expense to participate in the defense of such Circumstance. In no event shall the party seeking indemnification compromise any such Circumstance without the written consent of the Indemnifying Party unless the Indemnifying Party fails or refuses to indemnify or to take reasonable action in defense of such Circumstance.

     (d) Bottler and the Company shall each procure and maintain in force at all times, with companies acceptable to each other, a comprehensive product liability insurance policy in an amount not less than two million ($2,000,000) Dollars. Each party shall name the other as an additional insured on its respective policy and shall deliver a certificate or binder to such effect to such other party.

     12. TERM. The term of this Agreement shall be for the period commencing on the date hereof and terminating on May , 2004, unless earlier terminated as provided below. Notwithstanding the foregoing, in the event of a default by either party in the performance of any of it is material obligations under this Agreement (in each such case, a "Default"), the non-defaulting party may terminate this Agreement upon written notice to the defaulting party at any time within thirty (30) days following the end of a fifteen (15) day cure period, commencing upon receipt by the defaulting party of a notice of Default. In addition, either party may terminate this Agreement, upon thirty (30) days written notice, if a petition in Bankruptcy shall be filed by or against the other party or in the event that such other party's business or assets shall be placed in the hands of a receiver, liquidator or trustee.

     13. NO AGENCY. Nothing contained in this Agreement shall be construed as constituting the Bottler as an agent of the Company or the Company as an agent of Bottler. Each party acknowledges and agrees that it has no right regarding the other to:

     Bind the other or contact on the other's behalf.;

     Pledge the credit of the other party;

     Grant to a customer any warranty;

     Make a representation in the name of or on behalf of the other; or

     Undertake any liability of any kind whatsoever on behalf of the other, except as otherwise specifically descibed herein.

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     14.  NOTICES. Any notice or other communication required or permitted hereunder shall be deemed validly given or made if in writing and sent by fax, registered mail prepaid or overnight delivery service such as Federal Express or if hand delivered by either party to the other at their respective fax numbers or addresses set forth below or such other fax number or address as either party may hereafter designated in accordance with the provisions of this section:

          If to Bottler, to:

          Langer Juice Company, Inc.
          16195 Stephens Street
          Industry, CA 91745
          Fax: (626) 961-2021
          Attention: Bruce Langer
                     David Langer

          If to the Company, to:

          Hawaiian Natural Water Company, inc.
          248 Mokauea Street
          Honolulu, Hawaii 96819
          Fax: (808) 832-4559
          Attention: Marcus Bender

     15.  MISCELLANEOUS.

     (a) The failure of either party to enforce at any time for any period of time anyone of the terms hereof shall not constitute a waiver of such terms.

     (b) Neither party shall be held liable for its failure to comply with any of the terms hereof, provided such failure is caused solely by fire, strike, war, insurrection, government restrictions, floods, crop failure, force majeure, or other such causes beyond the control and without fault on the part of the party in default.

     (c) Bottler shall not assign this Agreement to any other person without the prior written consent of the Company; provided, however, that Bottler may assign this Agreement to an affiliate or to any purchaser of all or substantially all of its manufacturing operation, provided that Bottler shall continue to be responsible for the purchase of Materials and for the overall supervision of production hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

     (d) This Agreement may not be amended except by an instrument in writing signed by both parties.

     (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

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     (f)  In case any one or more of the provisions (or parts of provisions)
contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceablity shall not affect any other provisions (or parts of provisions) of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid, illegal or unenforceable provisions (or parts of provisions) had never been contained herein, and such provisions (or parts) reformed so that they are valid, legal and enforceable to the maximum extent possible.

     (g) This Agreement shall be governed by and construed in accordance with substantive laws of the State of California, without giving effect to the conflict of laws provisions thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            LANGER JUICE COMPANY, INC.


                                            By:
                                              ----------------------------------
                                              Bruce Langer, Vice President



                                            HAWAIIAN NATURAL WATER COMPANY, INC.


                                            By:
                                              ----------------------------------
                                              Marcus Bender, President



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